UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2004

TRAFFIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-27046	22-3322277
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Blue Hill Plaza, Pearl River, New York	10965
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (845) 620-1212

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

Effective August 30, 2004, the Board of Directors determined to amend the Employment Agreement dated as of December 1, 2001 of Jeffrey L. Schwartz, the Company’s Chairman and CEO (the “Agreement”).  Under the existing terms of the Agreement, if Mr. Schwartz gave notice to the Company by August 31, 2004 of his intention to resign, he would be entitled to a severance package of $453,750.  The Company is currently negotiating the terms of an amended Agreement with Mr. Schwartz.  However, in order to allow the negotiations to continue without prejudicing Mr. Schwartz’s ability to obtain his severance package if negotiations for the amended Agreement cannot be successfully concluded, the Board agreed to delay the date by which Mr. Schwartz has to notify the Company of his resignation until September 30, 2004.  The Company believes, however, that before such date an amended Employment Agreement for Mr. Schwartz will be entered into.

Item 8.01.  Other Events

On July 15, 2004, the Company filed a Current Report on Form 8-K to report the acquisition of substantially all of the assets and certain of the liabilities of SendTraffic.com Inc. and The Traffic Group LLC.  In that filing the Company stated that it intended to file the requisite financial information of such companies by September 13, 2004.  Inasmuch as the Company has concluded that no financial statements relating to the acquisition are required, it will not be filing any financial statements regarding the transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAFFIX, INC.

Dated: September 1, 2004
	By:	/s/ Jeffrey L. Schwartz
Jeffrey L. Schwartz
Chief Executive Officer